Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated April 20, 2026, except for Notes 1, 9, and 15 as to which the date is July 9, 2026, with respect to our audits of the AMC Robotics Corporation’s consolidated financial statements as of December 31, 2025 and 2024 and for the years then ended, that appears in this Post-Effective Amendment No.1 Registration Statement to Form S-1 (No. 333-292488). Our report contained explanatory paragraphs regarding related party transactions.

We also consent to the reference to our Firm under the caption “Experts” in such registration statement.

/s/ UHY LLP

New York, New York

July 9, 2026